                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*
                          ----------------------------
                                 Hot Topic, Inc.
                                (Name of Issuer)

                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)

                                   441339 10 8
                          ----------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              FILED FEBRUARY 17, 1998

                      (REFLECTING OWNERSHIP AS OF 12/31/97)


                               Page 1 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 2 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         SORRENTO VENTURES II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                287,669
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          -0-
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                287,669
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         287,669
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.03%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                               Page 2 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 3 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         SORRENTO VENTURES IIB, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                141,419
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          -0-
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                141,419
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         141,419
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.97%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                               Page 3 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 4 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         SORRENTO ASSOCIATES, INC.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                1,981
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                1,981
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.004%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 5 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         SORRENTO EQUITY PARTNERS, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                -0-
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          287,669
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                -0-
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                287,669
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         287,669
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.03%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 6 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         SORRENTO EQUITY PARTNERS II, L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                -0-
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          141,419
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                -0-
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                141,419
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         141,419
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         2.97%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 6 of 11 Pages

---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                    PAGE 7 OF 11 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         ROBERT M. JAFFE TRUST, DATED 10/08/90
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         STATE OF CALIFORNIA
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                37,211
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                37,211
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         37,211
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.08%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         OO
--------------------------------------------------------------------------------
ITEM 1.



                               Page 7 of 11 Pages

ITEM 1.

(a)     Name of Issuer:  HOT TOPIC, INC.
(b)     Address of Issuer's Principal Executive Officers: 3410 POMONA BOULEVARD
                                                          POMONA, CA  91766

ITEM 2.

(a)     Name of Person Filing:
               SORRENTO VENTURES II, L.P.
               SORRENTO VENTURES IIB, L.P.
               SORRENTO ASSOCIATES, INC., THE GENERAL PARTNER OF SORRENTO
                 VENTURES
               SORRENTO EQUITY PARTNERS, L.P., THE GENERAL PARTNER OF SORRENTO
                 VENTURES II, L.P.
               SORRENTO EQUITY PARTNERS II, L.P., THE GENERAL PARTNER OF
                 SORRENTO VENTURES IIB, L.P.
               ROBERT M. JAFFE TRUST, DATED 10/08/90

(b)     Address of Principal Business Office or, if none, Residence:
                                      4370 LA JOLLA VILLAGE DRIVE, STE. 1040
                                      SAN DIEGO, CA 92122 (FOR EACH
                                      OF THE ABOVE ENTITIES)

(c)     Place of Organization:        STATE OF CALIFORNIA
                                      (FOR EACH OF THE ABOVE ENTITIES)

(d)     Title of Class of Securities: COMMON STOCK

(e)     CUSIP Number:  441339 10 8

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

(a) Amount Beneficially Owned: As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to its name:

                                                          SHARES        OPTIONS
                                                          -------       -------
        SORRENTO VENTURES II, L.P.:                       281,409        6,260
        SORRENTO VENTURES IIB, L.P.:                      141,304          115
        SORRENTO ASSOCIATES, INC.:                          1,981          -0-
        SORRENTO EQUITY PARTNERS, L.P.:                   281,409        6,260
        SORRENTO EQUITY PARTNERS II, L.P.:                141,304          115
        ROBERT M. JAFFE TRUST, DATED 10/08/90              37,211          -0-

(b)     Percent of Class:
        SORRENTO VENTURES II, L.P.:                          6.03%
        SORRENTO VENTURES IIB, L.P.:                         2.97%
        SORRENTO ASSOCIATES, INC.:                           0.004%
        SORRENTO EQUITY PARTNERS, L.P.:                      6.03%
        SORRENTO EQUITY PARTNERS II, L.P.:                   2.97%
        ROBERT M. JAFFE TRUST, DATED 10/08/90                0.08%


                               Page 8 of 11 Pages

(c)     Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

        SORRENTO VENTURES II, L.P.:                                    287,669
        SORRENTO VENTURES IIB, L.P.:                                   141,410
        SORRENTO ASSOCIATES, INC.:                                       1,981
        SORRENTO EQUITY PARTNERS, L.P.:                                   -0-
        SORRENTO EQUITY PARTNERS II, L.P.:                                -0-
        ROBERT M. JAFFE TRUST, DATED 10/08/90                          37,211

        (ii)  shared power to vote or to direct the vote:

        SORRENTO VENTURES II, L.P.:                                        -0-
        SORRENTO VENTURES IIB, L.P.:                                       -0-
        SORRENTO ASSOCIATES, INC.:                                         -0-
        SORRENTO EQUITY PARTNERS, L.P.:                                287,669
        SORRENTO EQUITY PARTNERS II, L.P.:                             141,410
        ROBERT M. JAFFE TRUST, DATED 10/08/90                              -0-

        (iii) sole power to dispose or to direct the disposition of:

        SORRENTO VENTURES II, L.P.:                                    287,669
        SORRENTO VENTURES IIB, L.P.:                                   141,410
        SORRENTO ASSOCIATES, INC.:                                       1,981
        SORRENTO EQUITY PARTNERS, L.P.:                                    -0-
        SORRENTO EQUITY PARTNERS II, L.P.:                                 -0-
        ROBERT M. JAFFE TRUST, DATED 10/08/90                           37,211

        (iv) shared power to dispose or to direct the disposition of:

        SORRENTO VENTURES II, L.P.:                                    287,459
        SORRENTO VENTURES IIB, L.P.:                                   141,304
        SORRENTO ASSOCIATES, INC.:                                         -0-
        SORRENTO EQUITY PARTNERS, L.P.:                                287,669
        SORRENTO EQUITY PARTNERS II, L.P.:                             141,410
        ROBERT M. JAFFE TRUST, DATED 10/08/90                              -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.


                               Page 9 of 11 Pages

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

EXHIBIT A:  Joint Filing Statement

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 17, 1998
        -------------------------------
SORRENTO VENTURES II, L.P.                 SORRENTO VENTURES IIB, L.P.

By: Its General Partner,                   By: Its General Partner
    Sorrento Equity Partners L.P.              Sorrento Equity Partners II, L.P.

By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President, Sorrento Associates, Inc.       President, Sorrento Associates, Inc.
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


SORRENTO ASSOCIATES, INC.                  ROBERT M. JAFFE TRUST, DATED 10/08/90

By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President                                  Trustee
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


SORRENTO EQUITY PARTNERS, L.P.             SORRENTO EQUITY PARTNERS II, L.P.

By: Its General Partner                    By: Its General Partner
    Sorrento Associates, Inc.                  Sorrento Associates, Inc.


By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President, Sorrento Associates, Inc.       President, Sorrento Associates, Inc.
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


                               Page 10 of 11 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

        Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:   February 17, 1998
        -------------------------------
SORRENTO VENTURES II, L.P.                 SORRENTO VENTURES IIB, L.P.

By: Its General Partner,                   By: Its General Partner
    Sorrento Equity Partners L.P.              Sorrento Equity Partners II, L.P.

By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President, Sorrento Associates, Inc.       President, Sorrento Associates, Inc.
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


SORRENTO ASSOCIATES, INC.                  ROBERT M. JAFFE TRUST, DATED 10/08/90

By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President                                  Trustee
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


SORRENTO EQUITY PARTNERS, L.P.             SORRENTO EQUITY PARTNERS II, L.P.

By: Its General Partner                    By: Its General Partner
    Sorrento Associates, Inc.                  Sorrento Associates, Inc.


By: /s/ Robert M. Jaffe                    By: /s/ Robert M. Jaffe
    -----------------------------------        ---------------------------------

President, Sorrento Associates, Inc.       President, Sorrento Associates, Inc.
---------------------------------------    -------------------------------------
Name/Title                                 Name/Title


                               Page 11 of 11 Pages